Exhibit 99.1

PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009 Contact: Robin Easton (425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Reports Increased Third Quarter Revenues and Earnings

DAF Trucks Begins Production in Brasil

October 29, 2013, Bellevue, Washington – “PACCAR reported good quarterly revenues and net income for the third quarter of 2013,” said Mark Pigott, chairman and chief executive officer. “Higher truck deliveries, record aftermarket parts sales and financial services pretax profits contributed to increased earnings. Our customers in North America are benefiting from higher fleet utilization and record freight tonnage, which are driving industry fleet replacement. I am very proud of our 22,700 employees who have delivered industry-leading products and services to our customers worldwide.”

PACCAR earned $309.4 million ($.87 per diluted share) for the third quarter of 2013, an increase of 32 percent compared to the $233.6 million ($.66 per diluted share) earned in the third quarter last year. Third quarter net sales and financial services revenues were $4.30 billion compared to $3.82 billion in 2012, a 13 percent increase. For the first nine months of 2013, PACCAR reported net income of $837.1 million ($2.36 per diluted share), compared to the $858.1 million ($2.41 per diluted share) earned in the first nine months of 2012. Net sales and financial services revenues for the first nine months of 2013 were $12.52 billion compared to $13.05 billion last year.

The First DAF Truck Manufactured in the Brasil Assembly Facility

“PACCAR’s excellent balance sheet, including $2.83 billion of manufacturing cash and marketable securities, strong operating cash flow and industry-leading operating margins have enabled ongoing investment, which has extended PACCAR’s geographic footprint, enhanced operating efficiency and supported the development of a new range of trucks and engines,” noted Ron Armstrong, PACCAR president. “PACCAR has invested $320 million in a new DAF assembly facility in Ponta Grossa, Brasil where production of DAF trucks began on October 2, 2013.”

Financial Highlights – Third Quarter 2013

Highlights of PACCAR’s financial results during the third quarter of 2013 include:

•	Consolidated sales and revenues of $4.30 billion.

•	Net income of $309.4 million.

•	Manufacturing cash and marketable securities of $2.83 billion.

•	Cash generated from operations of $547.7 million.

•	Record aftermarkets parts revenues of $715.3 million.

•	Record Financial Services pretax income of $88.2 million.

•	Research and development expenses of $56.6 million.

•	Record shareholders’ equity of $6.48 billion.

•	Record total assets of $20.31 billion.

Financial Highlights – Nine Months 2013

Highlights of PACCAR’s financial results during the first nine months of 2013 include:

•	Consolidated sales and revenues of $12.52 billion.

•	Net income of $837.1 million.

•	Cash generated from operations of $1.70 billion.

•	Record aftermarket parts revenues of $2.09 billion.

•	Record Financial Services pretax income of $249.8 million.

•	Research and development expenses of $190.5 million.

•	Capital investments of $296.5 million.

•	Medium-term note (MTN) issuances of $1.85 billion.

Global Truck Markets

DAF’s premium-quality vehicles have achieved industry leadership in Europe. “DAF is the European leader in on-highway tractors; and has achieved an overall market share of 15.9 percent in the above 16-tonne segment this year,” said Harrie Schippers, DAF president. “Customers recognize DAF’s product quality leadership, low operating costs and excellent resale value. DAF’s range of industry-leading vehicles has been enhanced by the launch of the new DAF XF, CF and LF Euro 6 vehicles. The 2013 industry registrations in the above 16-tonne truck market in Europe are estimated to be 215,000-225,000 units. DAF truck orders increased by 70 percent during the third quarter compared to a year ago as customers purchased Euro 5 trucks before the introduction of higher cost vehicles resulting from Euro 6 environmental regulations effective in 2014. DAF deliveries in the fourth quarter will benefit from the pre-buy. It is estimated that European truck industry registrations in 2014 will be in the range of 200,000-230,000 units,” added Schippers.

“Class 8 industry retail sales in the U.S. and Canada are expected to be in the range of 205,000-215,000 vehicles in 2013,” said Dan Sobic, PACCAR executive vice president. “Truck demand is being driven primarily by the ongoing replacement of the aging truck population and an improving housing sector. Estimates for U.S. and Canada truck industry Class 8 retail sales in 2014 are in the range of 210,000-240,000 units, driven by ongoing fleet replacement and some expansion of industry fleet capacity reflecting modest overall economic growth,” added Sobic.

South American Growth

PACCAR began production of DAF trucks at its new assembly plant in Ponta Grossa, Brasil, in October 2013. “The new 300,000-square-foot assembly facility, located on 569 acres, is a high-technology, environmentally friendly plant designed to assemble the premium-quality DAF XF, CF and LF vehicles. The factory will build DAF trucks for Brasil and the South American market. Our DAF dealers have invested in the newest and most modern distribution network in the country to support our customers,” said Bob Christensen, PACCAR executive vice president and chief financial officer. “The above six-tonne truck market in Brasil is projected to be over 145,000 units in 2013, with steady growth expected in future years. The largest and fastest growing segment of the Brazilian truck market is the premium segment where DAF has launched its flagship model XF-105 vehicle.”

The DAF XF-105 and the PACCAR MX-13 Engine Launched in the Brazilian Market

PACCAR Parts Achieves Record Results

PACCAR’s aftermarket parts business achieved record quarterly revenue in the third quarter of 2013. The ongoing growth in PACCAR’s aftermarket part sales has been driven by investment in distribution, technology and products, including the growth of PACCAR’s global TRP brand targeted at trailers, buses and competitors’ vehicles.

“Improving truck utilization and the age of the North American industry truck fleet are contributing to excellent parts and service business. PACCAR’s 16 parts distribution centers (PDC) support over 2,000 DAF, Kenworth and Peterbilt dealer locations to deliver industry-leading customer service,” said David Danforth, PACCAR Parts general manager. “PACCAR completed a new PDC in Brasil and an expansion of the Lancaster, Pennsylvania PDC that doubled its warehouse space.”

PACCAR’s Parts Distribution Center in Lancaster, Pennsylvania

Capital Investments and Product Development

PACCAR’s excellent long-term profits, strong balance sheet, and intense focus on quality, technology and productivity have enabled the company to invest $5.6 billion in capital projects, innovative products and new technologies during the past decade. “In 2013, capital of $425-$475 million and R&D expenses of $250-$260 million are being invested in new products and increased manufacturing capacity,” said George West, PACCAR vice president. “Next year, capital expenditures for product development and enhanced operating efficiency are projected to be $350-$400 million. Research and development expenses are estimated at $225-$275 million in 2014 as Kenworth, Peterbilt and DAF invest in industry-leading products and services to enable our customers to continue to deliver profitable results in their businesses.”

“Kenworth, Peterbilt and DAF have launched new families of high-quality, fuel-efficient vehicles. PACCAR’s range of engines has also been expanded with the introduction of the 2013 PACCAR MX-13 and the PACCAR MX-11 engines,” said Ron Armstrong, PACCAR president. The Kenworth T880 and the Peterbilt Model 567 trucks designed for the vocational market will be in production in November 2013.

The New Peterbilt Model 567, Kenworth T880, and DAF CF

Financial Services Companies Achieve Record Results

PACCAR Financial Services (PFS) has a portfolio of over 158,000 trucks and trailers, with total assets of $11.37 billion. PacLease, a major full-service truck leasing company in North America and Europe, with a fleet of over 34,000 vehicles, is included in this segment. “During the third quarter and first nine months of 2013, PFS profit increased due to growth in its portfolio,” said Bob Bengston, PACCAR vice president.

PFS third quarter pretax income was a record $88.2 million compared to $80.4 million earned in the third quarter last year. Third quarter revenues were $293.5 million compared to $273.5 million in the same quarter of 2012. For the nine-month period, revenues were $875.4 million compared to $801.0 million during the same period a year ago. Pretax income for the first three quarters was a record $249.8 million compared with $229.1 million for the same period a year ago. “Dealers and customers appreciate PFS’s commitment to provide attractive financing options, leading-edge technology, excellent customer service and dedicated support to the transportation industry,” added Bengston.

“PACCAR’s excellent balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers,” said Todd Hubbard, PACCAR Financial president. “A growing asset base and strong portfolio performance are generating improved earnings. We have excellent access to the commercial paper and medium-term note markets, allowing PFS to profitably support the sale of PACCAR trucks in 23 countries on four continents.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines and provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 29, 2013, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through November 6, 2013. PACCAR shares are listed on the NASDAQ Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Truck, Parts and Other:
Net sales and revenues	$4,006.6	$3,546.7	$11,649.5	$12,252.5
Cost of sales and revenues	3,491.1	3,108.5	10,175.0	10,660.9
Research and development	56.6	66.8	190.5	212.9
Selling, general and administrative	111.1	113.9	341.1	362.2
Interest and other expense (income), net	3.3	.3	4.4	(.2)

Truck, Parts and Other Income Before Income Taxes	344.5	257.2	938.5	1,016.7

Financial Services:
Revenues	293.5	273.5	875.4	801.0
Interest and other	178.1	167.8	539.4	485.9
Selling, general and administrative	23.6	22.6	70.8	70.8
Provision for losses on receivables	3.6	2.7	15.4	15.2

Financial Services Income Before Income Taxes	88.2	80.4	249.8	229.1
Investment income	7.3	7.8	21.8	24.9

Total Income Before Income Taxes	440.0	345.4	1,210.1	1,270.7
Income taxes	130.6	111.8	373.0	412.6

Net Income	$309.4	$233.6	$837.1	$858.1

Net Income Per Share:
Basic	$.87	$.66	$2.36	$2.41

Diluted	$.87	$.66	$2.36	$2.41

Weighted Average Shares Outstanding:
Basic	354.4	353.7	354.1	355.5

Diluted	355.4	354.3	355.0	356.3

Dividends declared per share	$.20	$.20	$.60	$.58

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	September 30	December 31
	2013	2012
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$2,831.5	$2,395.9
Trade and other receivables, net	1,093.4	902.1
Inventories	893.1	782.4
Property, plant and equipment, net	2,460.9	2,312.9
Equipment on operating lease and other	1,660.1	1,439.0
Financial Services Assets	11,372.6	10,795.5

	$20,311.6	$18,627.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$4,260.9	$3,651.3
Current portion of long-term debt	150.0
Long-term debt		150.0
Financial Services Liabilities	9,419.8	8,979.6
STOCKHOLDERS’ EQUITY	6,480.9	5,846.9

	$20,311.6	$18,627.8

Common Shares Outstanding	354.1	353.4

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Nine Months Ended September 30	2013	2012
OPERATING ACTIVITIES:
Net income	$837.1	$858.1
Depreciation and amortization:
Property, plant and equipment	150.4	144.6
Equipment on operating leases and other	438.3	377.8
Net change in trade receivables, inventory and payables	208.2	(214.7)
Net increase in wholesale receivables on new trucks	(207.3)	(177.6)
All other operating activities	273.6	(71.6)

Net Cash Provided by Operating Activities	1,700.3	916.6

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(377.8)	(334.6)
Acquisition of equipment for operating leases	(1,004.7)	(962.7)
Net increase in financial services receivables	(290.3)	(566.1)
Net increase in marketable securities	(30.0)	(52.7)
Proceeds from asset disposals and other	238.7	253.9

Net Cash Used in Investing Activities	(1,464.1)	(1,662.2)

FINANCING ACTIVITIES:
Cash dividends paid	(212.3)	(455.9)
Purchase of treasury stock		(162.1)
Stock compensation transactions	25.7	7.4
Net increase in debt	406.5	990.6

Net Cash Provided by Financing Activities	219.9	380.0
Effect of exchange rate changes on cash	(18.1)	9.4

Net Increase (Decrease) in Cash and Cash Equivalents	438.0	(356.2)
Cash and cash equivalents at beginning of period	1,272.4	2,106.7

Cash and cash equivalents at end of period	$1,710.4	$1,750.5

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Sales and Revenues:
Truck	$3,261.2	$2,859.9	$9,464.5	$10,138.0
Parts	715.3	650.1	2,092.2	1,996.7
Financial Services	293.5	273.5	875.4	801.0
Other	30.1	36.7	92.8	117.8

	$4,300.1	$3,820.2	$12,524.9	$13,053.5

Pretax Profit:
Truck	$242.5	$170.2	$645.9	$742.6
Parts	106.5	88.7	311.2	280.2
Financial Services	88.2	80.4	249.8	229.1
Investment Income and Other	2.8	6.1	3.2	18.8

	$440.0	$345.4	$1,210.1	$1,270.7

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
United States and Canada	$2,493.0	$2,006.4	$7,115.1	$7,560.5
Europe	1,152.6	996.1	3,380.0	3,161.2
Other	654.5	817.7	2,029.8	2,331.8

	$4,300.1	$3,820.2	$12,524.9	$13,053.5